EXHIBIT 16.1

LETTER FROM PRITCHETT, SILER & HARDY, P.C.



October 22, 2001



Mr. Richard Wiles
Global Energy Group, Inc.
(formerly 1stopsale.com Holdings, Inc.)
15445 N. Nebraska Avenue
Lutz, FL  33549

Dear Mr. Wiles:

         This is to confirm that the client-auditor relationship between Global Energy Group, Inc. (formerly 1stopsale.com Holdings, Inc.) and Pritchett, Siler & Hardy, P.C. has ceased.

Very truly yours,

/s/ Pritchett, Siler & Hardy, P.C.

Pritchett, Siler & Hardy, P.C.


cc:   Office of the Chief Accountant
      SECPS Letter File
      Securities and Exchange Commission
      Mail Stop 11-3
      450 Fifth Street, N.W.
      Washington, DC 20549